Consent of Independent Auditor


We consent to the incorporation by reference in Amendment No. 2 to this Joint Registration Statement and related prospectus of Meditrust Corporation and Meditrust Operating Company of our audit report dated January 23, 1998, except for note 17, which is as of February 12, 1998, with respect to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Meditrust Corporation and Meditrust Operating Company Joint Current Report on Form 8-K, event date March 31, 1998, and to the reference to our firm under the heading "Experts" in this Amendment No. 2 to the Joint Registration Statement and related prospectus.



                                                       /s/ KPMG Peat Marwick LLP

San Antonio, Texas
May 19, 1998